Exhibit 1.6

By-laws of

Satélites Mexicanos, S.A. de C.V.

(the “Corporation”)

Chapter I

Name, Purpose, Domicile, Nationality and Term

Article First.  Name.  The name of the Corporation is “Satélites Mexicanos”. Such name shall be followed by the words “Sociedad Anónima de Capital Variable” or its abbreviation “S.A. de C.V.”.

Article Second.  Purpose.  The purpose of the Corporation shall be:

1.                                      The installation, operation, control, and exploitation of artificial satellites, through the occupation and exploitation of geostationary orbital slots and satellite orbits assigned to Mexico and/or abroad, with their correspondent frequency bands and rights of emission and reception of signals under the terms of the Federal Telecommunications Law, and according to the concessions and licenses granted by the Mexican Government and/or any other foreign government on behalf of the Corporation;

2.                                      The construction, operation, and exploitation of control centers associated to its satellite system;

3.                                      The rendering of all type of national and international satellite telecommunication services, including, without limitation, the rendering of television signal conduction and distribution services (including the television direct diffusion services (DTH/DBS)), telephone and data; among others technically feasible and viable, according to the authorizations, concessions, permits, licenses, and any other document necessary for the rendering of the corresponding services;

4. The exploitation of signal emission and reception rights of frequency bands associated to foreign satellite systems to be granted, where appropriate, by the competent authority;

5. The provision of services to persons who do not hold a public telecommunications network concession, provided that such services are provided through subsidiaries or affiliates that have a public telecommunications network concession or license to market telecommunications services;

6.                                      The performance of other activities or the rendering of other services related with the telecommunication industry;

7.                                      In the cases mentioned in sections 1 to 6 above, the Corporation shall obtain the concessions, permits or registrations required to render the services or perform the activities related to its corporate purpose, and shall comply with all applicable legal provisions;

Project of Amendment

Exhibit 5

8.                                     Participate as partner, shareholder or investor in any entity, including corporations, associations, or Mexican and/or foreign companies, as well as in the purchase, sale, subscription, disposition, swap, auction and/or any other transaction under any title regarding any shares, partnership interest, or participation certificates in any entity as it may be necessary or desirable for the fulfillment of its corporate purpose;

9.                                       Acquire, under any legal title, shares, interests, participations or equity interests of any type of Mexican or foreign commercial or civil corporations, either as part of its incorporation or through further acquisition, as well as to alienate, dispose, and negotiate such shares, participations, and partnership interests, including any other security;

10.                              Perform all kind of efforts, commissions, distribution, sale representation, mediations, and act as an agent of Mexican or foreign individuals and entities, as it is necessary or desirable for the fulfillment of its corporate purpose;

11.                              Establish and operate any business in any place, including the establishment of offices, warehouses, distribution centers and stores in Mexico or abroad, as it is necessary or desirable for the fulfillment of its corporate purpose.

12.                              Acquire, own, lease, sublease or grant commodatum and exploit any kind of real estate and/or other properties or assets that are necessary or desirable for the fulfillment of its corporate purpose;

13.                              Obtain and grant licenses, as well as the use and exploitation under any title, of any type of concessions, permits, licenses, franchises, and authorizations in connection to technical and technological assistance, patents, registry of profit models, trademark industrial design and designations of origin, among others, that are necessary or desirable for the fulfillment of its corporate purpose;

14.                                Receive from other corporations and persons, as well as to render or furnish to other entities or persons, any service or advice necessary for the fulfillment of their respective corporate purposes or interests such as, among others, administrative, financial, treasury, audit, marketing, balance and budget preparation, program and manual elaboration, operation result analysis, productivity information and possible finance evaluation, preparation of capital availability related studies, technical assistance, advice or consulting services;

15.                                Obtain, acquire, develop, market, improve, use, grant and receive licenses, or dispose under any legal title of all type of patents, brands, certificates of invention, trademarks, profit models, industrial designs, industrial secrets, and any other industrial property rights, as well as copyrights, option rights thereof and first refusal rights, in Mexico or abroad;

16.                                Obtain all kind of loans or credits, issue debentures, bonds, commercial paper and any other negotiable instrument or similar instrument, with or without the grant of specific security interest in property through pledge, mortgage, trust or under any other legal title, as well as to grant any type of financing or loan to commercial or civil corporations, companies and entities with which the Corporation has a business relationship or equity participation, receiving or not specific collateral in property or personal security;

17.                                Grant all kinds of personal securities, security interests and act as joint obligor of negotiable instruments of other corporations, associations and entities in which the Corporation has an equity interest or participation or has a business relationship;

18.                                Subscribe, issue, draw, and secure any kind of negotiable instruments, as well as to accept and endorse them;

19.                                Perform, supervise or contract, by itself or though third parties, all type of constructions, edifications, real estate developments, urban developments, buildings or office or establishment installations;

20.                                Perform, directly or through third parties, training and development programs, as well as investigation works;

21.                                Grant or enter into a lease or commodatum; acquire, own, exchange, transfer, sell, dispose or encumber the property or possession of all type of assets or real property, as well as other property or personal rights over them, necessary or advisable for its corporate purpose or for the operations or corporate purposes of the commercial and civil corporations, associations and entities in which the Corporation has any equity interest or participation of any kind;

22.                                Act as commission agent, mediator, representative, distributor or intermediary of any person or corporation; and

23.                                In general, execute and perform all acts, agreements and operations, accessory or incidental, which may be necessary or advisable for the performance of the aforementioned activities.

Article Third.  Domicile.  The domicile of the Corporation is Mexico City, Federal District; however, the Corporation may establish agencies, branches, warehouses and/or offices elsewhere within or outside Mexico, and submit to conventional domiciles, without the Corporation’s domicile being changed thereby.

Article Fourth.  Nationality. The Corporation is of Mexican nationality.  Any foreigner who upon its incorporation or thereafter acquires an interest or participation in the Corporation shall, by that mere fact, be considered as Mexican with respect to the shares or rights that it acquires or holds from the Corporation; as well as the goods, rights, concessions, participations or interests of which the Corporation is the holder; or of the rights and obligations derived from agreements in which the Corporation is a party, and it shall be understood that it agrees not to invoke the protection of its Government, under the penalty, in the contrary case, of forfeiting, in favor of the Mexican nation, the rights or assets it may have acquired.

Article Fifth.  Term. The term of the Corporation is of 99 (ninety nine) years from the date of its incorporation, provided that such term may be extended by resolution of the General Extraordinary Shareholders’ Meeting as set forth herein.

Chapter II

Capital Stock and Shares

Article Sixth.  Capital Stock.  The capital stock shall be variable.  The minimum fixed portion of capital stock is the amount of $50,000.00 (fifty thousand pesos 00/100 Mex. Cy.), and is represented by common, nominative Class I shares, without par value, all of which are fully subscribed and paid.  The variable portion of capital stock shall be unlimited and shall be represented by common, nominative Class II shares, without par value.  Unless otherwise specifically set forth in these By-laws, all shares shall entitle their holders, the right to issue one vote per each share held at the Shareholders’ Meetings.

Article Seventh.  Shares.

The shares of the capital stock of the Corporation may be freely subscribed or acquired by any individual or entity, including foreign investors.

The Extraordinary General Shareholders’ Meeting may resolve on the issuance of series of shares, which may confer to their holders the rights and/or obligations determined by such Extraordinary Shareholders’ Meeting.

All shares shall confer the same rights and obligations to their holders (except for those that may be issued pursuant to the resolution of the Extraordinary General Shareholders’ Meeting in terms of the previous paragraph). The Corporation shall not issue non-voting shares.

Article Eighth.  Shares Registry Book.  The Corporation shall maintain a Shares Registry Book which shall set forth the name, nationality and address of each of the Corporation’s shareholders, the number, Class and Series of shares owned by each, any transfers thereof and all other requirements set forth in Article 128 (one hundred and twenty eight) of the General Corporation and Partnership Law (Ley General de Sociedades Mercantiles).

The Corporation shall only consider as legitimate shareholders, those persons who appear recorded as such in the Shares Registry Book on terms of Article 129 (one hundred and twenty nine) of the General Corporation and Partnership Law.

The Shares Registry Book shall be closed during the periods comprised from the third business day prior to holding any Shareholders’ Meeting, up to the date when the Shareholders’ Meeting is held, and therefore, during any such period, no record or entry into such Shares Registry Book shall be made.

Article Ninth.  Share Certificates.  The capital stock shares of the Corporation are indivisible and shall be represented by provisional or permanent certificates, issued for one or more shares.  Provisional or permanent share certificates shall be issued pursuant to the requirements of Articles 111 (one hundred and eleven), 125 (one hundred and twenty five), 126 (one hundred and twenty six), and other applicable provisions of the General Corporation and Partnership Law. Provisional or permanent share certificates shall be progressively numbered within their respective Class and, in its case, Series, and shall be signed by two (2) Directors of the Board of Directors, and, in the case of permanent share certificates, the same shall contain an attached duly numbered coupon.

Articles Seventh, Tenth, and Eleventh of these By-laws shall be transcribed verbatim in all permanent and provisional share certificates.

In the event of loss, destruction or theft of one or more provisional or permanent share certificates, the procedure outlined in Article 44 (forty four) and subsequent provisions of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Operaciones de Crédito) shall be followed. Thereafter, the Corporation, pursuant to a written request made by the interested shareholder, shall replace the lost, destroyed or stolen share certificate, on the understanding that such provisional or permanent share certificate shall be issued only in the name of the individual or entity that is recorded as owner of the shares in the Shares Registry Book of the Corporation.

Article Tenth.  Increases and Decreases of Capital Stock.  The capital stock of the Corporation may be increased or decreased pursuant to the following rules:

1.                                       Increases.  Subject to the provisions of paragraph 2 below, the General Extraordinary Shareholders’ Meeting shall discuss and resolve any increases to the capital stock of the Corporation, whether in the fixed portion (Shares Class “I”) or the variable portion (Shares Class “II”), and the manner and terms in which the issuance, subscription and payment of shares shall be made.  Any increase in the fixed portion of the capital stock shall require an amendment of Article Sixth of these By-laws.  In the event of an increase of the variable portion of the capital stock, it will not be necessary to notarize or register the minutes of the corresponding Meeting.

Increases of the capital stock shall be recorded in the Book of Capital Variations which shall be maintained by the Corporation in accordance with the provisions of the General Corporation and Partnership Law.

In the case of an increase of the capital stock, the shareholders shall have a preemptive right to subscribe shares issued as a result of such increase, in proportion to the number of shares held by each shareholder at that time of the corresponding increase pursuant to the provisions of Article 132 (one hundred and thirty two) of the General Corporation and Partnership Law.  The shareholders shall exercise such right within a period of 15 (fifteen) calendar days following the date of publication of the corresponding call to the shareholders in the Official Gazette of the Federation (Diario Oficial de la Federación) or in one of the newspapers with the greatest circulation in the corporate domicile of the Corporation; provided, however, that if at the corresponding Shareholders’ Meeting is present or duly represented the totality of the capital stock of the Corporation, the publication of the aforementioned call will not be necessary and, therefore, the 15 (fifteen) calendar-day period will commence from the date of the corresponding Meeting.

Considering that the shares of the Corporation do not have par value, it will not be necessary to issue new share certificates as a result of an increase of the capital stock  for capitalization of premiums on shares, capitalization of withheld profits or capitalization of reserves for valuation or revaluation, unless so required by the General Extraordinary Shareholders’ Meeting approving the relevant increase or as required pursuant to the provisions of Article 210-Bis of the General Law of Negotiable Instruments and Credit Operations.

No new shares may be issued until all the shares previously issued shall have been fully subscribed and paid.

2.                                       SCT Approval.  Any subscription of shares of capital stock of the Corporation that, in any transaction or series of transactions, represents 10% (ten percent) or more of the capital stock shall be subject to the following rules:

a.                                      The Corporation shall provide notice to the Ministry of Communications and Transportation (Secretaría de Comunicaciones y Transportes) of the persons (each an “Interested Person”) interested in subscribing the shares being issued as a result of the relevant increase.  Such notice shall be in writing and shall include information on each Interested Person, provided that, if any Interested Person is not an individual, sufficient information shall be provided to the Ministry to identity the person or persons that, direct or indirectly, hold 10% (ten percent) or more of such Interested Person except if such Interested Person is a retirement fund manager or an investment fund;

b.                                      The Ministry of Communications and Transportation shall have the right to object the relevant transaction, for justified cause, provided that such objection shall be made within a period of 30 (thirty) calendar days from the date of receipt of the relevant notice from the Corporation;

c.                                       If the Ministry of Communications and Transportation does not object the relevant transaction within the aforementioned 30 (thirty) calendar-day period, the transaction shall be deemed authorized; and

d.                                      Only those transactions referred that are not objected by the Ministry of Communications and Transportation may be recorded in the Shares Registry Book of the Corporation.

The notice and authorization requirements mentioned in the preceding paragraphs shall not apply to the subscription of limited-voting shares issued pursuant to the provisions of Article 113 (one hundred and thirteen) of the General Corporation and Partnership Law, or in the event of subscription of shares by the shareholders of the Corporation when the proportion of the participation of such shareholders in the capital stock of the Corporation is not modified.

3.                                       Decreases.  The General Extraordinary Shareholders’ Meeting shall discuss and resolve decreases to the capital stock of the Corporation in the minimum fixed portion (Shares Class “I”), and the General Ordinary Shareholders’ Meeting shall discuss and resolve decreases to the capital stock in the variable portion (Shares Class “II”).  Any decrease in the minimum fixed portion of the capital stock shall require an amendment of Article Sixth of these By-laws.  In the case of a decrease in the variable portion of the capital stock, it will not be necessary to notarize or register the minutes of the corresponding Meeting.

Decreases of the capital stock shall be recorded in the Book of Capital Variations which shall be maintained by the Corporation in accordance with the provisions of the General Corporation and Partnership Law.

The capital stock of the Corporation may be decreased to absorb losses, reimburse shareholders for their equity contributions, to release shareholders from payments not effected or upon exercise of the separation rights of the shareholders provided in Article 206 (two hundred and six) of the General Corporation and Partnership Law.

In the event of a decrease in the minimum fixed portion of the capital stock, the provisions of Article 9 (nine) of the General Corporation and Partnership Law shall be followed, unless the relevant decrease is made through the absorption of losses.

In no event may the capital stock be decreased to less than the minimum required by law.

Article Eleventh.  Transfer of Shares. The shareholders of the Corporation may not sell, transfer, assign, grant in collateral or grant guarantee of any kind, or dispose in any other manner of (whether by mandate of law or in any other way, including as a result of a merger or acquisition (each one, individually, a “Transfer”)) any share property of the respective shareholders, except for (i) when such Transfer is previously approved, to the extent that is required, by the competent authorities that govern the activities of the Corporation, including, but not limited to, the Ministry of Communications and Transports, in terms of the applicable provisions of the Federal Telecommunications Law, and other competent authorities, in Mexico and/or abroad; and (ii) when such Transfer does not cause a breach by the Corporation, or its subsidiaries, of their contractual obligations under debt instruments issued by the Corporation or any other agreement or instrument entered by the shareholders of the Corporation or with third parties. Any attempt of Transfer of shares issued by the Corporation, in contravention of the provisions of this clause shall be deemed void and without any legal effect, and the Corporation shall not register such Transfer in the Shares Registry Book of the Corporation. All authorized acquirers in terms of paragraphs (i) and (ii) above shall execute any agreement among shareholders (or similar) which has been subscribed by the shareholders of the Corporation, where appropriate, to the effects herein described and will be subject to the same terms and conditions as the transferring shareholders.

Chapter III

Shareholders’ Meetings

Article Twelfth.  Authority.  The Shareholders’ Meeting shall be the supreme authority of the Corporation and shall have the broadest powers to determine and ratify all kinds of acts and operations of the Corporation.  Resolutions taken by the Shareholders’ Meeting shall be carried out by the persons designated by it, and such resolutions shall bind all shareholders, even those absent from the Shareholders’ Meeting or casting a dissenting vote thereat.  In any case, dissenting shareholders shall have the rights of opposition conferred upon them under the General Corporation and Partnership Law.

Article Thirteenth.  Ordinary, Extraordinary and Special Meetings.  Shareholders’ Meetings shall be General Ordinary, Extraordinary, and Special.

1.                                       A General Ordinary Shareholders’ Meeting shall be held within 4 (four) months following the end of each of the Corporation’s fiscal years to consider the following matters:

a.                                      Discuss, approve or amend the report rendered by the Board of Directors pursuant to the provisions of Article 172 (one hundred and seventy two) of the General Corporation and Partnership Law, taking into consideration the report of the Statutory Auditors;

b.                                      Discuss, approve or amend the annual report rendered by the Audit and Compensations Committees, as applicable;

c.                                       If necessary, appoint the members of the Board of Directors and Statutory Auditors and their respective alternates, if any; and

d.                                      Determine the compensations payable to the members of the Board of Directors and the Statutory Auditors and their respective alternates, if any, taking into account the proposal of the Compensations Committee, if it exists.

2.                                       General Ordinary Shareholders’ Meetings may be convened at any time to discuss any matter not reserved to the General Extraordinary Shareholders’ Meeting pursuant to Article 182 (one hundred and eighty two) of the General Corporation and Partnership Law or these By-laws.

3.                                       Matters reserved to the General Extraordinary Shareholders’ Meetings are:

a.                                    Extension of the term of the Corporation;

b.                                    Voluntary dissolution and liquidation of the Corporation;

c.                                     Increases and decreases of the fixed capital stock of the Corporation;

d.                                    Change in the corporate purpose of the Corporation;

e.                                     Change of the Corporation’s nationality or restructure modifying its nationality (including establishing its domicile abroad);

f.                                      Transformation of the Corporation;

g.                                     Merger of the Corporation with another entity;

h.                                    Spin-off of the Corporation;

i.                                        Issuance of preferred stock or different classes of series or sub-series of shares;

j.                                       Redemption by the Corporation of its own shares and issuance of dividend certificates;

k.                                    Issuance of bonds;

l.                                        Any amendment to the By-laws of the Corporation;

m.                                Redemption of shares or other securities; and

n.                                    Any other matters for which applicable Mexican laws or these By-laws specifically require it.

4.                                       Shareholders’ Meetings called to discuss any matter affecting one series of shares in particular shall be considered a Special Meeting.

Article Fourteenth.  Calls for Shareholders’ Meetings.  Shareholders’ Meetings shall be held at the corporate domicile of the Corporation, except in case of acts of God or force majeure.  Both General Ordinary and Extraordinary Shareholders’ Meetings shall be held whenever they are called by (i) the Board of Directors, (ii) the Secretary of the Board of Directors, (iii) two members of the Board of Directors, or (iv) by any Statutory Auditor of the Corporation.

Any shareholder or group of shareholders holding at least 33% (thirty three percent) of the fully paid issued shares of the Corporation having a right to vote, may request in writing at any time to the Board of Directors or the Statutory Auditors to call a Shareholders’ Meeting to discuss the matters specified in the relevant request.  Any shareholder shall have the same right in any of the cases provided for in Article 185 (one hundred and eighty five) of the General Corporation and Partnership Law.  If (i) the Board of Directors, (ii) the Secretary of the Board of Directors, (iii) two members of the Board of Directors, or (iv) any Statutory Auditor, as the case may be, refuses to make the call or otherwise fails to make such call within 15 (fifteen) calendar days after receipt of the relevant request, the shareholder requesting the call shall have the power to request the competent judicial authority of the corporate domicile of the Corporation to make such call pursuant to the provisions of Article 184 (one hundred and eighty four) of the General Corporation and Partnership Law.

The calls for both General Ordinary and Extraordinary Shareholders’ Meetings shall be signed by the person making the call, in the understanding that, if made by the Board of Directors, it shall contain the signature of the Secretary (or its alternate, if any).  Calls shall specify the place, date and hour of the Shareholders’ Meeting, shall include the agenda, shall clarify if it is held pursuant to first or subsequent call, and shall be published in the Official Gazette of the Federation (Diario Oficial de la Federación) and in one of the daily newspapers of greatest circulation in the corporate domicile of the Corporation, at least 15 (fifteen) calendar days before the date scheduled for the Meeting.  Shareholders’ Meetings may be validly held without the need of a prior call or publication whenever all the shares having a right to vote on the relevant matter are present or represented thereat.

Article Fifteenth.  Quorum Requirements.  (a) To be valid, General Ordinary Shareholders’ Meetings shall be regarded as legally convened pursuant to a first call when the simple majority of the shares of the corporate capital having a right to vote on the relevant matter are present or duly represented thereat.  Resolutions taken at General Ordinary Shareholders’ Meetings shall be valid when adopted by the favorable vote of at least the majority of the shares present or represented thereat.

(b)                                  General Extraordinary Shareholders’ Meetings shall be regarded as legally convened pursuant to a first call when at least 75% (seventy five percent) of the shares of the corporate capital having a right to vote on the relevant matter are present or duly represented thereat.  General Extraordinary Shareholders’ Meetings held pursuant to a second or subsequent call shall be regarded as legally convened if at least 50% (fifty percent) of the shares of the corporate capital having a right to vote on the relevant matter are present or duly represented thereat.  Resolutions taken at General Extraordinary Shareholders’ Meetings shall be valid when taken by the favorable vote of, at least, half of the capital stock of the Corporation.

Article Sixteenth.  Admission to Shareholders’ Meetings. Only those shareholders recorded in the Shares Registry Book of the Corporation shall be admitted at Shareholders’ Meetings.

Shareholders may be represented at Shareholders’ Meetings by one or more persons appointed by means of a proxy letter, signed before two witnesses, or having sufficient authority pursuant to a power of attorney granted in accordance with applicable law.  The members of the Board of Directors and the Statutory Auditors may not represent the shareholders at Shareholders’ Meetings.

Shareholders who, in addition to having complied with the requirements for depositing or handing over their shares, established in the call corresponding to the Shareholders’ Meeting, are registered as such in the Shares Registry Book handled by the Corporation in terms of these By-laws, will be admitted to the Shareholders’ Meeting.

Article Seventeenth.  Chairman and Secretary; Tellers.  The Chairman of the Board of Directors shall preside over Shareholders’ Meetings. The Secretary of the Board of Directors shall act as Secretary in Shareholders’ Meetings.  In the absence of any of these persons, the Shareholders’ Meeting shall appoint, by majority of votes of those shareholders present or duly represented thereat, the persons who are to act as Chairman and Secretary, respectively, of the corresponding Shareholders’ Meeting.

One Teller shall be appointed by such Shareholders’ Meeting from among those present thereat to certify the number of shareholders present at the corresponding Shareholders’ Meeting.

Article Eighteenth.  Minutes.  Minutes of all Shareholders’ Meetings shall be prepared, including those not convened for lack of quorum, and recorded in the Shareholders’ Meetings Minute Book of the Corporation.  Minutes of Shareholders’ Meetings shall be signed by those persons who acted as Chairman and Secretary thereof, and also by the Statutory Auditors attending, if any.  There shall be attached to each  minute of all Shareholders’ Meetings, as the case may be, copies of the publications of the call, any documents submitted to the shareholders and an attendance list duly signed by those shareholders present or duly represented thereat, and by the Teller.  Whenever for any reason the minutes of a Shareholders’ Meeting cannot be recorded in the Shareholders’ Meetings Minute Book of the Corporation, such minutes shall be notarized.

Except in the event of resolutions regarding an increase in, or decrease of, the variable portion of the capital stock referred to in Article Tenth of these By-laws, the Minutes of all General Extraordinary Shareholders’ Meetings shall always be notarized and recorded in the Public Registry of Commerce of the corporate domicile of the Corporation.

Article Nineteenth.  Unanimous Written Resolutions.  Notwithstanding anything to the contrary set forth in these By-laws, resolutions taken by the shareholders may be validly taken without the need of holding a formal meeting, provided that the relevant resolutions are taken by unanimous consent of all the shareholders entitled to vote on the relevant matter.  Resolutions adopted in the manner described herein shall produce the same effects and have the same legal consequences than resolutions taken at duly convened and held Shareholders’ Meetings.  Whenever the resolutions of the shareholders are taken by means of their unanimous written consent, no call or any other formality shall be necessary, other than the signature of all the shareholders entitled to vote in the relevant matter (or their duly appointed representatives) on the document evidencing the adoption of the relevant resolutions. All those documents shall be attached to the minutes of the resolutions and the resolutions themselves shall be recorded in the Shareholders Meetings Minute Book.

Chapter IV

Management of the Corporation

Article Twentieth.  Board of Directors.  The management of the Corporation shall be entrusted to a Board of Directors comprised of 3 (three) or more members, and their corresponding alternates, as determined by the General Ordinary Shareholders’ Meeting.  Alternates may so act for one or more principal members of the Board of Directors.

Shareholders shall be entitled to remove and replace the Directors, at any moment and for whatever reason, as well as to appoint other director for the vacancies created for any other reason.

The members of the Board of Directors and their alternates, as the case may be, shall hold office for such period as the General Ordinary Shareholders’ Meeting shall determine, subject to earlier removal by the Series of shares that appointed them, and may be reelected any number of times consider convenient but, in any case, they shall hold office until a person or persons replacing them is appointed and takes office (subject to early removal). Their remuneration shall be determined by the General Ordinary Shareholders’ Meeting, considering the proposal of the Compensation Committee, if it exists.

Unless otherwise determined by the General Ordinary Shareholders’ Meeting that appointed them, the members of the Board of Directors and their alternates shall secure the performance of their duties with a guaranty for the amount proposed by the Compensation Committee, ratified by the General Ordinary Shareholders’ Meeting that approved their appointment.

Article Twenty-First.  Chairman and Secretary.  The Chairman, Secretary and Alternate Secretary of the Board of Directors, if applicable, shall be appointed by each General Annual Ordinary Shareholders’ Meeting from any of the directors appointed by the shareholders.

Article Twenty-Second.  Board Meetings.  The Board of Directors shall meet whenever duly called, but shall meet at least 4 (four) times a year.  Meetings of the Board of Directors shall take place at the corporate domicile or at any other place within Mexico or abroad as determined in the relevant call.

If the Chairman is absent at the meeting, the same shall be presided over by the director appointed by majority of the present members, whether physically, by telephone, through conference call or videoconference.  If the Secretary or his alternate, if any, are absent from the Meeting, then the person appointed by majority vote of the present members of the Board shall act as such.

                                                Article Twenty-Third. Calls.  Calls to Meetings of the Board of Directors shall be made in writing by (i) the Chairman of the Board of Directors, (ii) the Secretary of the Board of Directors, or (iii)  by 2 (two) members of such Board but, in any event, shall be signed by the person making the call.  Calls shall be physically delivered to each of the principal Members of the Board of Directors at the address previously notified in writing by the Director to the Secretary of the Board of Directors from time to time, at least 7 (seven) days prior to the date fixed for the relevant meeting.  Calls shall specify the place, date and hour of the meeting, shall include the agenda and shall clarify if it is held pursuant to first or subsequent call.  Calls shall not be necessary if all the members of the Board of Directors, or their alternates, are present at the meeting whether physically, by telephone, through conference call or videoconference.

Article Twenty-Fourth.  Minutes.  Minutes of all meetings of the Board of Directors shall be prepared, including those not convened for lack of quorum, and recorded in the Board of Directors’ Meetings Minute Book of the Corporation.  Minutes of meetings of the Board of Directors shall be signed by those persons who acted as Chairman and Secretary thereof, and also by the Statutory Auditor(s) attending, whether physically, by telephone, through conference call or videoconference.  There shall be attached to the file of the minutes of all meetings of the Board of Directors, as the case may be, evidence of delivery of the call to its members, any documents submitted to the Board of Directors and an Attendance List duly signed by those members present whether physically, by telephone, through conference call or videoconference.  Whenever for any reason the minutes of a meeting of the Board of Directors cannot be entered in the Board of Directors’ Meetings Minute Book, such minutes shall be notarized.

                                                The copies or certificates of the minutes of Board of Directors Meetings and Shareholders’ Meetings, as well as the entries contained in the corporate books and, in general, of any document in the file of the Corporation, may be authorized and certified by the Secretary of the Board of Directors or his alternate, if any.

                                                Article Twenty-Fifth.  Quorum Requirements.  Meetings of the Board of Directors shall be regarded as legally convened pursuant to a first call when the majority of its members are present at the meeting whether physically, by telephone, through conference call or videoconference.  In the case of a second or subsequent call, meetings of the Board of Directors shall be regarded as legally convened with the presence of the majority of its members whether physically, by telephone, through conference call or videoconference. Resolutions taken at meetings of the Board of Directors shall be valid if approved by the affirmative vote of the majority of the members present at the relevant meeting whether physically, by telephone, through conference call or videoconference.

                                                Article Twenty-Sixth.  Unanimous Written Resolutions.  Notwithstanding anything to the contrary set forth in these By-laws, resolutions by the Board of Directors may be validly taken without the need of holding a formal meeting, provided that the relevant resolutions are taken by unanimous written consent of all the members of the Board of Directors.  Resolutions adopted in the manner described herein shall produce the same effects and have the same legal consequences as resolutions taken at formal meetings of the Board of Directors.  Whenever the resolutions of the Board of Directors are taken by unanimous written consent of its members, no call or any other formality shall be necessary, other than the signature of all, and not less than all of, the members of the Board of Directors of a document evidencing the adoption of the relevant resolutions, which shall be recorded in the Board of Directors’ Meetings Minute Book of the Corporation and certified by the Secretary of the Board of Directors.

                                                Article Twenty-Seventh.  Authority. The Board of Directors shall have the legal representation of the Corporation and, therefore, in addition to the powers and authorities specified elsewhere in these By-laws or under applicable law, shall have the following powers and authorities:

1.                                       The authority for lawsuits and collections granted with all the general powers and the special powers that require a special clause in accordance with the law. Consequently, it is conferred without limitation pursuant to the provisions of the first paragraph of Article 2,554 (two thousand five hundred and fifty four) and of Article 2,587 (two thousand five hundred and eighty seven)  of the Civil Code for the Federal District and the correlative provisions of the Civil Codes for other States of Mexico, being consequently, empowered to promote or withdraw from amparo proceedings; to file or withdraw criminal claims; become the assistant to the Public Prosecutor and grant pardons, if appropriate in accordance with the Law; to compromise, to submit to arbitration; to prepare and answer depositions; to challenge judges, receive payments and carry out all acts expressly determined by the law, including representing the Corporation before criminal, civil, administrative and labor courts and authorities.

2.                                       The authority for acts of administration in accordance with the provisions of the second paragraph of Article 2,554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District and the correlative provisions of the Civil Codes for the other States of Mexico, to carry out the corporate purpose of the Corporation.

3.                                       A general power for lawsuits and collections for labor matters, in accordance with the provisions of Articles 2,554 (two thousand five hundred and fifty four)  and 2,587 (two thousand five hundred and eighty seven) of the Civil Code applicable in common matters for the Federal District and in federal matters for all Mexico, so that in an enunciative and not limitative manner, the Board may represent the Corporation before local or federal authorities and courts, particularly before Boards of Conciliation and Boards of Conciliation and Arbitration, as well as before the Ministry of Labor and any other labor and administrative authorities, criminal, administrative and civil courts, being expressly authorized to participate in proceedings in connection with labor claims and ‘amparo’ proceedings, to make, settle and answer depositions and carry out all necessary acts as the legal representative of the Corporation.

4.                                       General power of attorney for acts of administration for labor matters as established by Articles 692 (six hundred and ninety two), 786 (seven hundred and eighty six), 866 (eight hundred and sixty six) and other applicable provisions, as well as by Article 870 (eight hundred  and seventy) of the Federal Labor Law, to appear before labor authorities for labor matters where the Corporation may be a party or a third interested party, both at the initial or at any other subsequent stages, expressly excluding the authority to formulate and answer depositions.

5.                                       The authority for acts of ownership, in accordance with the provisions of the third paragraph of Article 2,554 (two thousand five hundred and fifty four)  of the Civil Code for the Federal District and the correlative provisions of the Civil Codes for the other States of Mexico.

6.                                       Power to issue, endorse and subscribe credit instruments on terms of Article 9 (nine) of the General Law of Negotiable Instruments and Credit Operations.

7.                                       Power to open and operate bank accounts on the name of the Corporation, draw against them and appoint persons to draw against the same.

8.                                       Power to monitor the compliance by the Corporation with the corporate practices established by the General Corporation and Partnership Law or any legal statute substituting it, as well as by these By-laws and protection of the minorities’ rights established thereby.

9.                                       Power to carry out the resolutions taken bi the Shareholders’ Meeting of the Corporation.

10.                                Power to grant general or special powers of attorney in terms of this Article, with or without authority for delegating, as well as to revoke any powers granted.

11.                                Power to establish special committees deemed necessary for the development of the transactions of the Corporation, establishing the authority and obligations of such committees; provided that such committees shall not have any authorities which, in accordance with the Law or these By-laws, correspond exclusively to the General Shareholders Meeting or to the Board of Directors.

12.                                Power to approve the annual budget and business plan of the Corporation and its subsidiaries.

13.                                The power to appoint officers of the Corporation to manage the day-to-day business affairs including, to appoint the Chief Executive Officer and the Chief Financial Officer as provided in Article Twenty-Eighth, and other officers as may be necessary or advisable.

14.                                Appointment of the members of the Audit and Compensation Committees and their alternates, as provided in Article Twenty-Ninth.

15.                                In general, power for carrying out all acts authorized by these By-laws or which may be the consequence of the same.

Article Twenty-Eighth.  Officers. The Chief Executive Officer, the Chief Financial Officer (or its equivalent) and the Chief Operating Officer (or its equivalent) of the Corporation, if applicable, shall be named by the Board of Directors from a list of candidates presented by the majority of Directors.

Chapter V

Audit and Compensations Committees

                                                Article Twenty-Ninth. The Committees.  The Corporation may have a Compensations Committee and an Audit Committee as determined by the Board of Directors.

                                                The members of the Audit and Compensations Committees, in its case, will hold office for 1 (one) year or until the persons designated to replace them take office.  The Chairman and Secretary shall be appointed by the majority vote of its members, and the Chairman shall have no casting vote in the event of a tie.  The Secretary may act as such without being a member of the corresponding Committee.

                                                Article Thirtieth.  Audit Committee.  The Audit Committee, if appointed by the Board of Directors, shall have the following powers and authorities:

1.                                     Be directly responsible for the appointment, compensation and oversight of the work of the auditor of the Corporation;

2.                                     Establish procedures for (i) the receipt, attention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential and anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

3.                                     Engage independent counsel and other advisors as it deems necessary to perform its duties and request the Corporation to provide appropriate funding for the payment of compensation to such counsel and advisors;

4.                                     Be directly responsible for the oversight of the compliance by the members of the Board of Directors and the first level officers of the Corporation and its subsidiaries of the provisions of these By-laws, the By-laws of any subsidiaries, applicable law and any guidelines issued in connection herewith or therewith;

5.                                     Be directly responsible for the oversight of the compliance of the corporate practices set forth in these By-laws and the By-laws of any subsidiaries of the Corporation, and the protection of the minority rights herein or therein established;

6.                                     Submit recommendations to the General Shareholders’ Meeting or to the Board of Directors, as applicable, with respect to the removal of members of the Board of Directors, Statutory Auditor(s) and officers of the Corporation and its subsidiaries for any violations to the provisions of applicable law, these By-laws, the By-laws of any subsidiaries, any guidelines issued in connection herewith or therewith, the corporate practices and minority rights protection provisions set forth in the applicable law, these By-laws, the By-Laws of any subsidiary or the guidelines issued in connection herewith or therewith as it deems appropriate;

7.                                     Approve internal control regulations and administrative procedures of the Corporation and its subsidiaries;

8.                                     Be directly responsible for the oversight of transactions by the Corporation or its subsidiaries with Affiliates, and assure that such transactions follow market conditions and healthy business practices;

9.                                     Submit a report on its activities to the General Ordinary Shareholders’ Meeting and at least once every year to the Board of Directors, or whenever requested by the General Shareholders’ Meeting or the Board of Directors or whenever, in its opinion, the Board of Directors or the General Shareholders Meeting should be made aware of its activities; and

10.                              Request from the Board of Directors and from the first level officers of the Corporation and its subsidiaries reports regarding their activities as may be necessary to evaluate their performance and to submit its report to the General Shareholders’ Meeting and to the Board of Directors.

                                                Article Thirty-First.  Compensations Committee.  The Compensations Committee, if appointed by the Board of Directors, shall have the following powers and authorities:

1.                                     Provide the Board of Directors with the necessary recommendations in connection with the incentive and recruiting program for officers of the Corporation;

2.                                     Propose to the Shareholders’ Meeting or to the Board of Directors, as the case may be, the compensation for the members of the Board of Directors, the Statutory Auditors and officers of the Corporation;

3.                                     Carry out consultations with expert third parties in aid of compensation, in order to adopt any decisions that may be required;

4.                                     Submit a report on its activities to the General Ordinary Shareholders’ Meeting and at least once every year to the Board of Directors, or whenever requested by the General Shareholders’ Meeting or the Board of Directors or whenever, in its opinion, the Board of Directors or the General Shareholders Meeting should be made aware of its activities; and

5.                                     Request from the Board of Directors and from the first level officers of the Corporation and its subsidiaries reports regarding their activities as may be necessary to evaluate their performance and to submit its report to the General Shareholders’ Meeting and to the Board of Directors.

Chapter VI

Surveillance of the Corporation

                                                Article Thirty-Second. Statutory Auditors. The surveillance of the Corporation shall be entrusted to one or more Statutory Auditors, appointed by the General Ordinary Shareholders’ Meeting. The Statutory Auditors may have alternates as determined by the General Ordinary Shareholders’ Meeting. The Statutory Auditors may or may not be shareholders, may be reelected and shall perform as such until the person or persons appointed to substitute them take office.

                                                Article Thirty-Third. Authority. The Statutory Auditors shall have the authority and obligations provided for in Articles 166 and 169 of the General Corporation and Partnership Law.

Chapter VII

Fiscal Years; Financial Information; Profit and Loss

                                                Article Thirty-Fourth.  Fiscal Years. The Corporation’s fiscal years shall never exceed 12 (twelve) months and will run from January 1 through December 31 of each year, with the exception of the first fiscal year which will run from the date of incorporation of the Corporation until December 31 of that same year.

                                                Article Thirty-Fifth.  Report of the Board of Directors.  At the end of each fiscal year, the Board of Directors shall be responsible for ensuring that the information required by Article 172 of the General Corporation and Partnership Law shall be prepared for its presentation to the General Ordinary Shareholders’ Meeting and the procedures prescribed in Articles 173 and 177 of said Law are followed.

                                                Article Thirty-Sixth.  Profits.  Any net profits realized in each fiscal year after the Corporation’s balance sheet and financial statements are approved by the General Ordinary Shareholders’ Meeting shall be applied, as follows:

1.                                     A minimum of 5% (five percent) shall be set aside as a reserve fund pursuant to Article 20 of the General Corporation and Partnership Law, until such fund is equal to one-fifth of the Corporation’s capital stock;

2.                                     The amount considered necessary or convenient to constitute the reserve funds necessary or advisable shall also be set aside; and

3.                                     The remaining profits, if any, may be distributed as dividends to the shareholders of the Corporation as determined by the General Ordinary Shareholders’ Meeting.

Article Thirty-Seventh.  Founding Shareholders.  The founding shareholders do not reserve for themselves any special participation in the profits of the Corporation.

Article Thirty-Eighth.  Losses. Should there exist any losses, the shareholders shall bear them in proportion to the number of their shares, and said liability shall be limited only to the amount of their capital contributions.

Chapter VIII

Dissolution and Liquidation

                                                Article Thirty-Ninth.  Dissolution. The Corporation shall be dissolved:

1.                                     Due to expiration of the term fixed in these By-laws;

2.                                     Due to the impossibility of achieving its principal purpose;

3.                                     By resolution adopted at a General Extraordinary Shareholders’ Meeting taken in accordance with these By-laws;

4.                                     If the number of shareholders is less than 2 (two);

5.                                     Due to the loss of two-thirds of its capital stock; and

6.                                     In any other case provided by applicable Mexican laws.

                                                Article Fortieth.  Liquidation.  Upon dissolution, the Corporation shall be placed in liquidation. For that purpose, the shareholders at the same General Extraordinary Shareholders’ Meeting in which the dissolution is determined or recognized, shall appoint a liquidator or liquidators, specify the powers of such liquidator or liquidators, the compensation due to them, set the period for performance of their duties and establish the general basis of their actions.

                                                Article Forty-First.  Shareholders’ Meetings.  During the period of liquidation, Shareholders’ Meetings shall be convened and held as provided for in these By-laws.  The Corporation’s liquidator or liquidators shall assume the functions vested in the Board of Directors during the normal life of the Corporation, with the special requirements imposed by the state of liquidation.  The Corporation’s Statutory Auditors shall continue performing the same functions and duties and shall maintain, with respect to the liquidator or liquidators, the identical relation maintained with respect to the Corporation’s Board of Directors.

                                                Until the appointment of the liquidator or liquidators is recorded in the Public Registry of Commerce of the corporate domicile, and the liquidators have begun to discharge their duties, the Board of Directors shall continue to perform its functions, but it shall not initiate new operations.

Chapter IX

Applicable Law

                                                Article Forty-Second.  In all matters not provided for expressly in these By-laws, the provisions of the General Corporation and Partnership Law shall govern.